Exhibit 99.1

Ignyta Announces Full Year 2016 Company Highlights and Financial Results

March 14, 2017, 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE) — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced company highlights and financial results for the full year ended December 31, 2016. The company is issuing this press release in lieu of conducting a conference call.

“In 2016, we continued to advance our pipeline of molecularly targeted therapies for the benefit of patients with cancer, including the STARTRK-2 registration-enabling Phase 2 clinical trial of our lead product candidate, entrectinib, our CNS-active tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1 or ALK fusions,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We demonstrated robust clinical proof-of-concept data for entrectinib, as well as RXDX-105–our investigational, VEGFR-sparing, potent RET inhibitor—and made significant preclinical progress on RXDX-106, which represents a novel class of immunomodulatory agents that appears to restore innate immunity in preclinical models via potent inhibition of the TYRO3, AXL and MER (or TAM) family of receptors. Furthermore, in 2016, our in-house Trailblaze PharosTM diagnostic assay achieved multiple regulatory milestones; we bolstered our balance sheet; and strengthened our leadership team.”

Company Highlights

Entrectinib Clinical Progress

In February 2017, the company announced that updated results from two Phase 1 trials of entrectinib were published in the peer-reviewed journal, Cancer Discovery. Highlights of that publication included that entrectinib has the largest published safety experience of any TRK inhibitor in clinical development and continues to be well tolerated. As of the September 2016 data cutoff, RECIST responses were noted in three of three patients with TRK-positive extracranial solid tumors, with the longest ongoing TRK responder on therapy for 17 months; and RECIST responses in 12 of 14 patients with ROS1-positive solid tumors, with the longest ongoing ROS1 responder on therapy for 32.2 months. Within the subset of 13 patients with ROS1-positive non-small cell lung cancer (NSCLC), the response rate was 85% with a median duration of response of 17.3 months. Additionally, RECIST responses were noted in 63% of patients (five out of eight) with primary or metastatic disease involving the brain.

RXDX-105 Clinical Progress

In November 2016, Ignyta announced interim results from the ongoing Phase 1/1b clinical study of RXDX-105, which were presented at the 2016 EORTC-NCI-AACR (ENA) Symposium on Molecular Targets and Cancer Therapeutics in Munich, Germany.

Those results highlighted RXDX-105’s clinical activity in patients harboring RET molecular alterations, with five out of nine patients with RET fusion-positive cancers who were RET inhibitor-naïve achieving a RECIST response (one complete response, three partial responses, and one unconfirmed partial response), for a preliminary objective response rate (ORR) of 56%. Within the subset of seven patients with RET fusion-positive NSCLC, four responded, for a preliminary ORR of 57%.

RXDX-106 Preclinical Progress

In November 2016, preclinical data on RXDX-106 were presented at the 2016 ENA Symposium highlighting immuno-oncological and direct tumor inhibiting activity of this novel agent via potent inhibition of its targets. Those data showed that RXDX-106 is a potent inhibitor of TAM and c-MET targets, and inhibited TAM-mediated and c-MET-mediated tumor growth in vivo. Also, via in vitro and in vivo studies, RXDX-106, as a single agent, appears to release the molecular brakes on immune activation in macrophages, NK cells, and T cells, resulting in the repolarization of the immune response to elicit an anti-tumor effect; and emerging in vivo combination data suggest that RXDX-106 potentiates the activity of anti-PD-1 and anti-CTLA-4 agents.

Diagnostics Laboratory

In November 2016, the company announced that it has received Expedited Access Pathway (EAP) designation from the U.S. Food and Drug Administration (FDA) and also “European Conformity” (CE) marking for its Trailblaze Pharos companion diagnostic test service. The EAP designation enables Ignyta and FDA to have more interactive discussions of the premarket approval application (PMA) for Trailblaze Pharos, which is the proposed companion diagnostic for entrectinib. In August 2016, the FDA approved an investigational device exemption (IDE) for Trailblaze Pharos.

Financing Transactions

In June 2016, the company secured a $42 million term loan facility from Silicon Valley Bank and Oxford Finance. Under the loan facility, the company received initial funding of $32 million, substantially all of which was used to repay the company’s prior loan with Silicon Valley Bank, and has a conditional option to receive an additional $10 million.

In May 2016, the company issued an aggregate of 9.2 million shares of its common stock in an underwritten public offering at a purchase price of $6.25 per share, which resulted in aggregate gross proceeds of $57.5 million.

Financial Results

For the 2016 fiscal year, net loss was $103.6 million, or $2.69 per share, compared with $92.5 million, or $3.44 per share, for the 2015 fiscal year.

Ignyta had no revenues during 2016 or 2015.

Research and development expenses for 2016 were $76.9 million, compared with $73.5 million for 2015. During 2015, the company incurred total costs of $28.2 million in connection with its acquisition of rights to development programs from Teva and Lilly, consisting of the combined $25.3 million net value of our common stock issued and combined upfront payments totaling $2.9 million made to Teva and Lilly in connection with these transactions. Excluding these costs, R&D costs increased by $31.6 million, or 70%, during 2016 as compared to the same period in 2015. This increase was due to the $20.7 million increase in the chemistry, manufacturing, and control and external clinical development costs associated with entrectinib and the company’s other product candidates, and increased facilities costs due to an expansion of its leased facilities space. Additionally, the company incurred increased personnel costs, including additional stock compensation costs of $0.9 million, due to an increase in R&D personnel.

General and administrative expenses were $23.8 million for 2016, compared with $17.1 million for 2015. The increase was primarily attributable to increases in personnel costs, including additional stock compensation costs of $1.5 million.

At December 31, 2016, the company had cash, cash equivalents and investment securities totaling $133.0 million and current and long-term debt of $32.0 million. At December 31, 2015, the company had cash, cash equivalents and investment securities totaling $172.1 million and current and long-term debt of $31.0 million.

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates, the potential advantages and first-in-class or best-in-class nature of these drug programs and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2016	2015

Operating expenses:
Research and development	$76,926	$73,511
General and administrative	23,758	17,069

Total operating expenses	100,684	90,580

Loss from operations	(100,684)	(90,580)

Other income (expense):
Interest expense	(3,214)	(2,593)
Other income (expense)	955	715
Loss on debt extinguishment	(696)	—

Total other expense, net	(2,955)	(1,878)

Net loss	$(103,639)	$(92,458)

Net loss per common share:
Net loss per share – basic and diluted	$(2.69)	$(3.44)

Weighted average shares – basic and diluted	38,480	26,854

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$24,340	$46,383
Short-term investment securities	83,637	85,420
Other current assets	3,873	4,191

Total current assets	111,850	135,994
Long-term investment securities	24,983	40,346
Property and equipment, net	6,270	18,764
Other long-term assets	1,811	410

Total assets	$144,914	$195,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$13,510	$14,025
Accrued compensation and benefits	4,007	3,844
Current portion of term debt	—	6,675

Total current liabilities	17,517	24,544
Term debt, net	29,517	22,821
Other long-term liabilities	3,110	12,164

Total liabilities	50,144	59,529
Total stockholders’ equity	94,770	135,985

Total liabilities and stockholders’ equity	$144,914	$195,514